September 23, 2025

David Gibbs
1918 Olive Street
Dallas, TX 75201
David,

I want to thank you for your many years of outstanding leadership at Yum! and our iconic Brands. During your time as CEO, you led the company through a global pandemic and navigated unprecedented global events, which was no small task. While the journey was not without challenges, your dedication, resilience and steady leadership helped us maintain focus and continuity during uncertain times.

As we position Yum! Brands for the future, we believe it would be beneficial for the company to retain your services on a limited basis through the end of 2026.

Accordingly, this letter describes our mutual understanding regarding the assistance you will provide to help ensure transition of Chris Turner, CEO designate, for the period October 1, 2025 through January 3, 2027. This letter also sets forth the compensation you will receive in exchange for these services, as approved by the Management Planning and Development Committee on August 21, 2025, as well as the ordinary course benefits Yum is providing in connection with your retirement from Yum! Brands (the “Company” or “Yum”). Except as otherwise provided for under the terms of this letter, this letter is not intended to change or in any way alter any payments, benefits or rights you are already entitled to by virtue of your employment with and retirement from Yum, including your rights and benefits under the Company’s retiree medical, pension, equity award and executive income deferral programs.

Special Advisor Period

•As previously announced, your position on the Board and as an officer of the Company and its subsidiaries will end September 30, 2025. You are continuing after September 30, 2025 as an employee through January 3, 2027. (The period of your employment from October 1, 2025 to January 3, 2027 will be referred to as your “Special Advisor Period.”)

•During the Special Advisor Period, you will work on average at least 12 hours per week.

•There will be no change to your current base pay compensation for the period of October 1 – December 31, 2025.

•Beginning January 1, 2026 and continuing through the end of Special Advisor Period, you will be paid $700,000 annually or $26,923.07 bi-weekly for the services you perform. This amount will be subject to all applicable taxes and withholdings.

•You will continue to participate as an employee in the Company’s benefit plans, in accordance with their terms, through your Retirement Date (or other termination of service, such as on account of death).

•You will be eligible to continue in the executive physical program through January 3, 2027.

•You will retire as an employee of the Company on January 4, 2027 (your “Retirement Date”).

Special Advisor Duties

•During the Special Advisor Period, your duties will include serving as an advisor to company leaders and the CEO designate. Specifically, you will counsel the CEO designate on matters including, but not limited to: (i) working with an independent chairman; (ii) enhancing Board interactions and chemistry; (iii) facilitating productive interactions between Board and management; (iv) developing Board agendas; (v) effectively communicating with shareholders, government authorities and other stakeholders, and managing public relations issues; (vi) creating, communicating and implementing the organization’s vision, mission, culture, and overall direction; and (vii) leading the development and implementation of the overall organizational strategy.

Incentive Compensation

•You will receive a 2025 Yum Leaders’ Bonus payout based on your employment from January 1, 2025 to December 31, 2025 (not prorated), based on the Company’s actual performance and your individual performance for 2025. Your 2025 bonus will be paid to you in February 2026 during the Company’s normal bonus payment cycle.

•You will not be eligible for the 2026 or 2027 Yum Leaders’ Bonus.

Equity Awards: SARs & RSUs

•Equity awards will continue to vest during the Special Advisor Period and after your Retirement Date, where applicable, in accordance with ordinary plan terms.

•You will not be eligible for new awards in 2026 or 2027.

Equity Awards: PSUs

•2024 and 2025 awards will continue to vest through the Special Advisor period, but will not continue to vest after your Retirement Date, in accordance with ordinary plan terms

•You will not be eligible for new awards in 2026 or 2027.

Administrative Support

•Yum will provide you the services of an Executive Assistant through January 3, 2029. These services will be provided by a Company employee working at the Plano Restaurant Services Center.

•Joann Watkins will serve as a single point of contact to provide any assistance you or your advisors require with respect to your retiree medical, pension, Executive Income Deferral Program or other benefit-related matters.

•In addition, the Company will provide reasonable IT support through January 3, 2029. It is understood that you will be responsible for the cost of purchasing any IT or similar equipment and that you are responsible for its maintenance. Yum, in its sole discretion, may outsource this support to a third-party vendor that you and the Company mutually agree upon and Yum will pay for the annual cost.

•During the Special Advisor Period, the Company may provide you with use of corporate aircraft, but only for travel associated with your duties described above, or other Yum-designated business-related travel.  All use must be pre-approved by me.

Change in Control Severance Agreement

You understand and agree that upon executing this letter, that as of October 1, 2025 -you will no longer be entitled to any payment on account of a “change in control” of the Company under the Change in Control Severance Agreement between you and the Company and approved by the Company’s Board of Directors.

Trading in Yum Stock
After your Retirement Date, you will no longer be subject to the Company’s Stock Trading Policy. Of course, you will be subject to federal securities laws and may not trade if you are in possession of material nonpublic information. If you have any questions regarding your trading in Yum stock after your Retirement Date, you should contact the Company’s Chief Legal Officer.

Executive Income Deferral Program

You understand that you will receive payments under Yum’s Executive Income Deferral Plan (“EID”) following your Retirement Date. Distributions will be made in accordance with the terms of the EID plan and your elections under the EID, as well as IRC Sec.162(m) regulations. These payments will be taxable income for federal and state income tax purposes.

Agreement

This letter is not a contract of employment, nor does it create an implied contract of continued employment. Either the Company or you can terminate your employment relationship at any time, with or without cause and with or without notice. To the extent applicable, however, the special benefits described herein apply only if your employment terminates on your Retirement Date as contemplated by this letter.

David, thank you again for your many years of service and contributions to Yum. We look forward to working with you, and to your continued contributions through your Retirement Date.

Best regards,

Chris Turner

I accept the agreement described above and accept the terms within.

Signature:	/s/ David Gibbs	Date:	October 9, 2025
David Gibbs

cc:	Chris Connor
Erika Burkhardt
Tracy Skeans

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